Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS
FOURTH QUARTER AND FULL-YEAR 2017 RESULTS
Underlying Revenue Growth of 4% for the Quarter and 3% for the Year
GAAP Operating Income Rises 8% for the Quarter and 7% for the Year
Adjusted Operating Income Increases 12% for the Quarter and 10% for the Year
GAAP EPS Declines to $2.87 and Adjusted EPS Increases 15% to $3.92 for the Year

NEW YORK, February 1, 2018 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today reported financial results for the fourth quarter and year ended December 31, 2017.
Dan Glaser, President and CEO, said: "Marsh & McLennan Companies generated strong results in the fourth quarter of 2017. On a consolidated basis, we produced 10% revenue growth with underlying revenue growth of 4%, including 3% in Risk & Insurance Services and 6% in Consulting. Adjusted operating income increased 12% in the quarter with double-digit growth in both segments."
"For the year, Marsh & McLennan Companies generated solid underlying revenue growth of 3%, adjusted EPS growth of 15% and adjusted operating margin expansion of 70 basis points, with higher margins in both segments for the eighth consecutive year."
"In addition to our excellent underlying performance, we had another active year of acquisitions while delivering on our capital return commitments. We are proud of our accomplishments this past year and believe we are well positioned for another strong year in 2018," concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the fourth quarter of 2017 was $3.7 billion, an increase of 10% compared with the fourth quarter of 2016, or 4% on an underlying basis. Operating income rose 8% to $686 million and included a $54 million pension charge as described in the supplemental schedules. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, increased 12% to $755 million. Earnings per share declined to $0.06 reflecting a charge of $460 million related to the changes in U.S. tax reform as well as the pension charge noted above. Adjusted earnings per share rose 18% to $1.05 compared with $0.89 in the prior fourth quarter.

For the year 2017, revenue was $14 billion, an increase of 6% compared with 2016, or 3% on an underlying basis. Earnings per share declined 15% to $2.87 and includes the previously mentioned tax and pension charges. Adjusted earnings per share increased 15% to $3.92 compared with $3.42 in 2016.
Risk & Insurance Services
Risk & Insurance Services revenue was $2 billion in the fourth quarter of 2017, an increase of 9%, or 3% on an underlying basis. Operating income of $416 million was essentially flat with the prior year and includes $47 million of the previously mentioned pension charge. Adjusted operating income increased 12% to $473 million. For the year 2017, revenue was $7.6 billion, an increase of 7%, or 3% on an underlying basis. Operating income rose 7% to $1.9 billion while adjusted operating income rose 11%.
Marsh's revenue in the fourth quarter of 2017 was $1.7 billion, an increase of 9%, or 3% on an underlying basis. In U.S./Canada, underlying revenue rose 4%. International operations produced underlying revenue growth of 1%, reflecting underlying growth of 5% in Asia Pacific, and 9% in Latin America partially offset by a decline of 3% in EMEA. For the year 2017, Marsh’s revenue growth was 7%, or 3% on an underlying basis.
Guy Carpenter's fourth quarter revenue was $239 million, up 7% on an underlying basis. For the year 2017, Guy Carpenter’s underlying revenue growth was 4%.
Consulting
Consulting revenue was $1.7 billion in the fourth quarter of 2017, an increase of 10%, or 6% on an underlying basis. Operating income of $321 million rose 21%. Adjusted operating income increased 10% to $330 million. For the year 2017, revenue was $6.4 billion, up 5%, or 4% on an underlying basis. Operating income increased 6% to $1.2 billion on both a GAAP and adjusted basis.
Mercer’s revenue was $1.2 billion in the fourth quarter, an increase of 9%, or 4% on an underlying basis. Wealth revenue grew 4% on an underlying basis. Within Wealth, Defined Benefit Consulting & Administration increased 1% on an underlying basis, while Investment Management & Related Services increased 12%. Health revenue increased 3% on an underlying basis and Career increased 6%. For the year 2017, Mercer’s revenue growth was 5%, or 2% on an underlying basis.
Oliver Wyman Group’s revenue was $546 million in the fourth quarter, an increase of 9% on an underlying basis. For the year 2017, Oliver Wyman Group’s revenue increased to $1.9 billion, up 7% on an underlying basis.

Other Items
The effective tax rate in the fourth quarter of 2017 was 95.5% compared with 24.9% in the year ago period. For the year 2017, the effective tax rate was 42.9% compared with 27.6% for the year ago period.
The effective tax rate in the fourth quarter and full year 2017 reflects the estimated impact of the enactment, in December 2017, of U.S. tax reform. An aggregate provisional charge of $460 million reflects a $220 million write down of our net deferred tax asset to reflect the decrease of the U.S. federal corporate income tax rate from 35% to 21% and a $240 million charge related to deemed repatriation.
The tax rate in the fourth quarter and year 2017 also reflects the impact of the required change in accounting for equity awards.
The Company repurchased 3.6 million shares of stock for $300 million in the fourth quarter. For the year, 11.5 million shares were repurchased for $900 million.
Conference Call
A conference call to discuss fourth quarter 2017 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 800 289 0438. Callers from outside the United States should dial +1 323 994 2083. The access code for both numbers is 3400073. The live audio webcast may be accessed at mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The company’s nearly 65,000 colleagues advise clients in over 130 countries. With annual revenue over $14 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•
the impact of any investigations, reviews, market studies or other activity by regulatory or law enforcement authorities, including the recently-announced UK FCA wholesale insurance broker market study and the ongoing investigations by the European Commission;

•	the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us;

•
our organization's ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the volume of our vendor network and the need to patch software vulnerabilities;

•	our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, digital disruption and other types of innovation;

•
the financial and operational impact of complying with laws and regulations where we operate, including cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation, anti-corruption laws and trade sanctions regimes;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various broker revenue streams;

•	the extent to which we manage risks associated with the various services, including fiduciary and investments and other advisory services;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;

•	the impact of changes in tax laws, guidance and interpretations, including related to certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities;

•	the impact of fluctuations in foreign exchange and interest rates on our results;

•	the impact of macroeconomic, political, regulatory or market conditions on us, our clients and the industries in which we operate; and

•	the impact of changes in accounting rules or in our accounting estimates or assumptions, including the impact of the adoption of the new revenue recognition and pension accounting standards.

The factors identified above are not exhaustive. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K. We caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. We undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$3,685	$3,364	$14,024	$13,211
Expense:
Compensation and Benefits	2,098	1,918	7,884	7,461
Other Operating Expenses	901	813	3,284	3,086
Operating Expenses	2,999	2,731	11,168	10,547
Operating Income	686	633	2,856	2,664
Interest Income	3	1	9	5
Interest Expense	(59)	(48)	(237)	(189)
Investment Income	12	2	15	—
Income Before Income Taxes	642	588	2,643	2,480
Income Tax Expense	614	147	1,133	685
Income from Continuing Operations	28	441	1,510	1,795
Discontinued Operations, Net of Tax	2	—	2	—
Net Income Before Non-Controlling Interests	30	441	1,512	1,795
Less: Net Income Attributable to Non-Controlling Interests	1	5	20	27
Net Income Attributable to the Company	$29	$436	$1,492	$1,768
Basic Net Income Per Share
- Continuing Operations	$0.05	$0.85	$2.91	$3.41
- Net Income Attributable to the Company	$0.06	$0.85	$2.91	$3.41
Diluted Net Income Per Share
- Continuing Operations	$0.05	$0.84	$2.87	$3.38
- Net Income Attributable to the Company	$0.06	$0.84	$2.87	$3.38
Average Number of Shares Outstanding
- Basic	510	515	513	519
- Diluted	517	521	519	524
Shares Outstanding at 12/31	509	514	509	514

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended December 31, 2017
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Risk and Insurance Services
Marsh	$1,712	$1,565	9%	1%	6%	3%
Guy Carpenter	239	222	8%	1%	—	7%
Subtotal	1,951	1,787	9%	1%	5%	3%
Fiduciary Interest Income	11	6
Total Risk and Insurance Services	1,962	1,793	9%	1%	5%	3%
Consulting
Mercer	1,193	1,096	9%	2%	2%	4%
Oliver Wyman Group	546	486	12%	3%	—	9%
Total Consulting	1,739	1,582	10%	2%	2%	6%
Corporate / Eliminations	(16)	(11)
Total Revenue	$3,685	$3,364	10%	2%	3%	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Marsh:
EMEA	$521	$481	8%	4%	7%	(3)%
Asia Pacific	161	153	5%	1%	—	5%
Latin America	130	122	7%	(5)%	3%	9%
Total International	812	756	8%	2%	5%	1%
U.S. / Canada	900	809	11%	—	6%	4%
Total Marsh	$1,712	$1,565	9%	1%	6%	3%
Mercer:
Defined Benefit Consulting & Administration	$371	$364	2%	3%	(2)%	1%
Investment Management & Related Services	195	152	28%	2%	14%	12%
Total Wealth	566	516	10%	3%	3%	4%
Health	409	381	7%	1%	2%	3%
Career	218	199	10%	2%	2%	6%
Total Mercer	$1,193	$1,096	9%	2%	2%	4%

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.

Effective January 1, 2017, Mercer established a Wealth business reflecting a unified client strategy for its former Retirement and Investment business. The 2016 information in the chart above has been conformed to the current presentation. Please refer to the "Supplemental Information - Mercer" schedules included in the first quarter 2017 press release for additional information about the Wealth business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended December 31, 2017
(Millions) (Unaudited)

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Risk and Insurance Services
Marsh	$6,404	$5,976	7%	—	5%	3%
Guy Carpenter	1,187	1,141	4%	—	—	4%
Subtotal	7,591	7,117	7%	—	4%	3%
Fiduciary Interest Income	39	26
Total Risk and Insurance Services	7,630	7,143	7%	—	4%	3%
Consulting
Mercer	4,528	4,323	5%	—	2%	2%
Oliver Wyman Group	1,916	1,789	7%	—	—	7%
Total Consulting	6,444	6,112	5%	—	2%	4%
Corporate / Eliminations	(50)	(44)
Total Revenue	$14,024	$13,211	6%	—	3%	3%
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Marsh:
EMEA	$2,033	$1,924	6%	(1)%	7%	—
Asia Pacific	645	635	2%	—	(5)%	6%
Latin America	404	374	8%	(3)%	3%	7%
Total International	3,082	2,933	5%	(1)%	4%	2%
U.S. / Canada	3,322	3,043	9%	—	6%	4%
Total Marsh	$6,404	$5,976	7%	—	5%	3%
Mercer:
Defined Benefit Consulting & Administration	$1,381	$1,447	(5)%	(1)%	(2)%	(2)%
Investment Management & Related Services	767	606	26%	1%	15%	10%
Total Wealth	2,148	2,053	5%	—	3%	2%
Health	1,648	1,588	4%	—	2%	2%
Career	732	682	7%	—	2%	5%
Total Mercer	$4,528	$4,323	5%	—	2%	2%

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.

Effective January 1, 2017, Mercer established a Wealth business reflecting a unified client strategy for its former Retirement and Investment business. The 2016 information in the chart above has been conformed to the current presentation. Please refer to the "Supplemental Information - Mercer" schedules included in the first quarter 2017 press release for additional information about the Wealth business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as "GAAP" or “reported” results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three and twelve months ended December 31, 2017 and 2016. The following tables also present adjusted operating margin. For the three and twelve months ended December 31, 2017 and 2016, adjusted operating margin is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less, where applicable, the net gain on the deconsolidation of Marsh's India subsidiary and the proceeds related to the disposal of Mercer's U.S. defined contribution recordkeeping business.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2017
Operating income (loss)	$416	$321	$(51)	$686
Add impact of Noteworthy Items:
Restructuring (a)	4	1	3	8
Adjustments to acquisition related accounts (b)	5	1	—	6
Pension settlement charge (c)	47	7	—	54
Other	1	—	—	1
Operating income adjustments	57	9	3	69
Adjusted operating income (loss)	$473	$330	$(48)	$755
Operating margin	21.2%	18.5%	N/A	18.6%
Adjusted operating margin	24.1%	19.0%	N/A	20.5%
Three Months Ended December 31, 2016
Operating income (loss)	$413	$265	$(45)	$633
Add impact of Noteworthy Items:
Restructuring (a)	1	33	1	35
Adjustments to acquisition related accounts (b)	5	1	—	6
Deconsolidation of business (d)	1	—	—	1
Other	1	—	—	1
Operating income adjustments	8	34	1	43
Adjusted operating income (loss)	$421	$299	$(44)	$676
Operating margin	23.0%	16.8%	N/A	18.8%
Adjusted operating margin	23.5%	18.9%	N/A	20.1%

(a) Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Pension settlement charge resulting from lump sum settlements elected by participants in certain U.K. pension plans. Recognition of these payments as a partial settlement was required because in each respective plan the lump sum payments exceeded the total of interest and service cost for the year.

(d) Relates to net gain on the deconsolidation of Marsh India.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted Operating Income (Loss) and Adjusted Operating Margin (cont’d)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2017
Operating income (loss)	$1,871	$1,174	$(189)	$2,856
Add impact of Noteworthy Items:
Restructuring (a)	11	19	10	40
Adjustments to acquisition related accounts (b)	—	3	—	3
Other Settlement, Legal and Regulatory (c)	15	—	—	15
Pension settlement charge (d)	47	7	—	54
Other	1	—	—	1
Operating income adjustments	74	29	10	113
Adjusted operating income (loss)	$1,945	$1,203	$(179)	$2,969
Operating margin	24.5%	18.2%	N/A	20.4%
Adjusted operating margin	25.5%	18.7%	N/A	21.2%
Twelve Months Ended December 31, 2016
Operating income (loss)	$1,753	$1,103	$(192)	$2,664
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	3	34	7	44
Adjustments to acquisition related accounts (b)	12	3	—	15
Disposal/deconsolidation of business (e)	(11)	(6)	—	(17)
Other	2	—	—	2
Operating income adjustments	6	31	7	44
Adjusted operating income (loss)	$1,759	$1,134	$(185)	$2,708
Operating margin	24.5%	18.1%	N/A	20.2%
Adjusted operating margin	24.7%	18.6%	N/A	20.5%

(a) Includes severance and related charges from restructuring activities and the Mercer business restructure (initially announced in Q4 2016), adjustments to restructuring liabilities related to future rent under non-cancellable leases and other real estate costs, as well as restructuring costs related to the integration of recent acquisitions.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Reflects the settlement of the final legacy litigation, originally filed in 2006, regarding Marsh’s use of market service agreements.
(d) Pension settlement charge resulting from lump sum settlements elected by participants in certain U.K. pension plans. Recognition of these payments as a partial settlement was required because in each respective plan the lump sum payments exceeded the total of interest and service cost for the year.

(e) Relates to a net gain on the deconsolidation of Marsh India and contingent proceeds related to the disposal of Mercer's U.S. defined contribution recordkeeping business. The amounts are excluded from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted income, net of tax and Adjusted Earnings per Share
Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables and the impact related to recently enacted U.S. tax reform legislation. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and twelve months ended December 31, 2017 and 2016.

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016
	Amount		Adjusted EPS	Amount		Adjusted EPS
Income from continuing operations		$28			$441
Less: Non-controlling interest, net of tax		1			5
Subtotal		$27	$0.05		$436	$0.84
Operating income adjustments	$69			$43
Impact of income taxes	(12)			(14)
Subtotal	57			29
Impact of U.S. tax reform*	460			—
		517	1.00		29	0.05
Adjusted income, net of tax		$544	$1.05		$465	$0.89

	Twelve Months Ended December 31, 2017			Twelve Months Ended December 31, 2016
	Amount		Adjusted EPS	Amount		Adjusted EPS
Income from continuing operations		$1,510			$1,795
Less: Non-controlling interest, net of tax		20			27
Subtotal		$1,490	$2.87		$1,768	$3.38
Operating income adjustments	$113			$44
Impact of income taxes	(28)			(21)
Subtotal	85			23
Impact of U.S. tax reform*	460			—
		545	1.05		23	0.04
Adjusted income, net of tax		$2,035	$3.92		$1,791	$3.42

*The provisional estimates are based on the Company's initial analysis of the Tax Cuts and Jobs Act (the "Act"). Given the significant complexity of the Act, anticipated guidance from the U.S. Treasury about implementing the Act, and the potential for additional guidance from the Securities and Exchange Commission or the Financial Accounting Standards Board related to the Act, these estimates may be adjusted during 2018.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Consolidated
Compensation and Benefits	$2,098	$1,918	$7,884	$7,461
Other operating expenses	901	813	3,284	3,086
Total Expenses	$2,999	$2,731	$11,168	$10,547

Depreciation and amortization expense	$78	$77	$312	$308
Identified intangible amortization expense	47	31	169	130
Total	$125	$108	$481	$438

Stock option expense	$1	$3	$20	$21
Capital expenditures	$85	$79	$302	$253

Risk and Insurance Services
Compensation and Benefits	$1,084	$953	$4,031	$3,732
Other operating expenses	462	427	1,728	1,658
Total Expenses	$1,546	$1,380	$5,759	$5,390

Depreciation and amortization expense	$37	$34	$143	$139
Identified intangible amortization expense	39	26	139	109
Total	$76	$60	$282	$248

Consulting
Compensation and Benefits	$926	$879	$3,509	$3,385
Other operating expenses	492	438	1,761	1,624
Total Expenses	$1,418	$1,317	$5,270	$5,009

Depreciation and amortization expense	$23	$25	$99	$100
Identified intangible amortization expense	8	5	30	21
Total	$31	$30	$129	$121

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2017	December 31, 2016
ASSETS

Current assets:
Cash and cash equivalents	$1,205	$1,026
Net receivables	4,133	3,643
Other current assets	224	215
Total current assets	5,562	4,884

Goodwill and intangible assets	10,363	9,495
Fixed assets, net	712	725
Pension related assets	1,693	776
Deferred tax assets	669	1,097
Other assets	1,430	1,213
TOTAL ASSETS	$20,429	$18,190

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$262	$312
Accounts payable and accrued liabilities	2,083	1,969
Accrued compensation and employee benefits	1,718	1,655
Accrued income taxes	199	146
Total current liabilities	4,262	4,082

Fiduciary liabilities	4,847	4,241
Less - cash and investments held in a fiduciary capacity	(4,847)	(4,241)
	—	—
Long-term debt	5,225	4,495
Pension, post-retirement and post-employment benefits	1,888	2,076
Liabilities for errors and omissions	301	308
Other liabilities	1,311	957

Total equity	7,442	6,272
TOTAL LIABILITIES AND EQUITY	$20,429	$18,190

Marsh & McLennan Companies, Inc.
Supplemental Information
Revised Presentation Under the New Retirement Benefits Accounting Standard
(Millions) (Unaudited)

On January 1, 2018, new accounting guidance became effective that changes the presentation of net periodic pension and postretirement benefit cost ("net benefit cost") under ASC 715. Under the new standard, the service cost component of net benefit cost will continue to be included in compensation and benefit costs in operating income. All other components of net benefit cost, which include interest cost, expected return on plan assets, amortization of gains and losses and settlements costs or credits, will be reported in a separate line item below operating income. This change in presentation will have no impact on income before income taxes, net income, earnings per share or cash flow. To aid investors in their understanding of these presentation changes, the tables below provide the restatements of both 2017 and 2016 results that will be reflected when the Company files its 2018 financial statements.

	2016	2017
Consolidated Income Statements	FY	Q1	Q2	Q3	Q4	FY
Revenue	$13,211	$3,503	$3,495	$3,341	$3,685	$14,024
Expense:
Compensation and Benefits As Reported	7,461	1,945	1,935	1,906	2,098	7,884
Add: Other Net Benefit Credits (a)	233	60	63	62	16	201
Compensation and Benefits As Restated	7,694	2,005	1,998	1,968	2,114	8,085
Other Operating Expenses	3,086	749	796	838	901	3,284
Operating Expenses As Restated	10,780	2,754	2,794	2,806	3,015	11,369
Operating Income As Restated	2,431	749	701	535	670	2,655
Other Net Benefit Credits (a)	233	60	63	62	16	201
Interest Income	5	2	2	2	3	9
Interest Expense	(189)	(58)	(60)	(60)	(59)	(237)
Investment Income (Loss)	—	—	5	(2)	12	15
Income Before Income Taxes	$2,480	$753	$711	$537	$642	$2,643

Operating Income and Margin
Risk and Insurance Services
GAAP Operating Income
Originally Reported	$1,753	$613	$528	$314	$416	$1,871
Other Net Benefit Credits (a)	(172)	(45)	(46)	(46)	(3)	(140)
As Restated	$1,581	$568	$482	$268	$413	$1,731

GAAP Operating Margin
Originally Reported	24.5%	30.8%	27.5%	17.8%	21.2%	24.5%
As Restated	22.1%	28.6%	25.2%	15.2%	21.0%	22.7%

Consulting
GAAP Operating Income
Originally Reported	$1,103	$241	$283	$329	$321	$1,174
Other Net Benefit Credits (a)	(65)	(16)	(18)	(18)	(12)	(64)
As Restated	$1,038	$225	$265	$311	$309	$1,110

GAAP Operating Margin
Originally Reported	18.1%	15.8%	17.8%	20.7%	18.5%	18.2%
As Restated	17.0%	14.7%	16.6%	19.6%	17.8%	17.2%

Consolidated
GAAP Operating Income
Originally Reported	$2,664	$809	$764	$597	$686	$2,856
Other Net Benefit Credits (a)	(233)	(60)	(63)	(62)	(16)	(201)
As Restated	$2,431	$749	$701	$535	$670	$2,655

GAAP Operating Margin
Originally Reported	20.2%	23.1%	21.9%	17.9%	18.6%	20.4%
As Restated	18.4%	21.4%	20.1%	16.0%	18.2%	18.9%
(a) The net benefit credit in the fourth quarter of 2017 includes the U.K. pension settlement charge of $54 million, which is excluded from our adjusted results.